Exhibit 99.1

ConocoPhillips Reports Second-Quarter 2014 Results; Strong Operational Performance

HOUSTON--(BUSINESS WIRE)--July 31, 2014--ConocoPhillips (NYSE:COP) today reported second-quarter 2014 earnings of $2.1 billion, or $1.67 per share, compared with second-quarter 2013 earnings of $2.1 billion, or $1.65 per share. Excluding special items, second-quarter 2014 adjusted earnings were $2.0 billion, or $1.61 per share, compared with second-quarter 2013 adjusted earnings of $1.8 billion, or $1.41 per share. Special items for the current quarter primarily related to additional income associated with pending claims and settlements, partially offset by leasehold impairments in the Canadian arctic.

Highlights

  Strong second-quarter production of 1,556 MBOED from continuing operations, excluding Libya; total production of 1,594 MBOED.
  6.5 percent production growth year-over-year, adjusted for Libya.
  Eagle Ford and Bakken combined production increased by 38 percent compared with second-quarter 2013.
  Major projects in Canada, Malaysia and the United Kingdom are on track for startup in the second half of 2014.
  Continued progress toward 2015 major project startups, including Eldfisk II, Surmont 2 and APLNG.
  Exploration and appraisal activity ongoing; conventional drilling underway in Angola, Senegal, Australia and the Gulf of Mexico; unconventional activities continue in Canada, the Lower 48 and Poland.
  Completed sale of Nigerian upstream business in July for net proceeds of $1.4 billion, inclusive of deposits received.
  Increased quarterly dividend by 5.8 percent in July.

“This quarter is evidence of our commitment to deliver annual production and margin growth of 3 to 5 percent, while returning capital to shareholders through an attractive dividend,” said Ryan Lance, chairman and CEO. “We are delivering on these goals, including a recent dividend increase of 5.8 percent, and are positioned for continued growth in volumes, margins and cash flow.

“Operational and financial performance was very strong in the second quarter,” added Lance. “We continue to grow in our North American unconventional plays, while progressing our major projects. We expect to complete our major turnarounds in the third quarter and maintain a high level of both conventional and unconventional exploration activity. All of this positions us for strong momentum as we exit the year.”

Operations Update

Lower 48 – Production for the quarter was 540 thousand barrels of oil equivalent per day (MBOED), an increase of 49 MBOED compared with the same period a year ago. Growth exceeded decline and downtime, and came primarily from the liquids-rich unconventional plays. The Eagle Ford and Bakken collectively delivered 208 MBOED for the quarter, a 38 percent increase compared with the second quarter of 2013.

Canada – Quarterly production increased by 13 MBOED over the same period in 2013, to 284 MBOED. This increase was primarily due to improved well performance in western Canada, increased production from Christina Lake Phase E and less downtime in the second quarter of 2014, partially offset by normal field decline in western Canada conventional assets. Strong FCCL performance increased oil sands production by 28 percent compared with the second quarter of 2013. The oil sands expansion projects continue with first production from Foster Creek Phase F expected in the fourth quarter of 2014. Preparations are underway at Surmont for a turnaround in the third quarter of 2014 and Surmont 2 remains on track for first steam in mid-2015.

Alaska – Second-quarter production was 193 MBOED, a decrease of 4 MBOED compared with the same period in 2013. The winter construction season was completed as planned with the Alpine West CD5 and the Kuparuk Drill Site 2S projects progressing on schedule. In an effort to increase production, and as part of the increasing investment in Alaska, ConocoPhillips signed a contract to build a new rotary drilling rig for the Kuparuk River Unit with drilling expected to commence in early 2016. During the quarter, the Kenai liquefied natural gas (LNG) facility also resumed exports.

Europe – Quarterly production was 213 MBOED, an increase of 40 MBOED compared with the same period a year ago. The increase was primarily the result of major project ramp ups and less downtime, partially offset by normal field decline. The turnaround at J-Area was completed on schedule, with additional turnarounds planned in the United Kingdom during the third quarter. Final commissioning was completed at East Irish Sea and commissioning activities are underway at Britannia Long-Term Compression in preparation for project startup, expected in the third quarter of 2014. At Eldfisk II, sail away and installation of the topsides was completed during the quarter, with the project on track for first production in early 2015.

Asia Pacific and Middle East – Second-quarter production was 322 MBOED, in line with the second quarter of 2013. In Malaysia, the floating production system at the Gumusut Field progressed toward first oil, expected in the third quarter of 2014, and sail away and installation of the Kebabangan topsides was completed with project startup expected in the fourth quarter of 2014. Progress also continues at APLNG as completion reached approximately 75 percent at the end of the second quarter of 2014.

Other International – Production from continuing operations, excluding Libya, was 4 MBOED in the second quarter, essentially flat compared with the same period in 2013. Libya production remained shut in as a result of the Es Sider Terminal shutdown. In July 2014, the company completed the sale of its interest in the upstream affiliates of its Nigerian business and transferred its interest in Brass LNG to the remaining shareholders. Operations related to Nigeria have been reported as discontinued operations.

Unconventional exploration – Unconventional exploration activity remains focused on drilling in the Niobrara and Permian in the Lower 48. Activity also continues in the Duvernay and Montney in Canada and in Poland. In Colombia, exploration drilling is expected to commence with drilling in the VMM-3 block in the third quarter of 2014.

Conventional exploration – In the deepwater Gulf of Mexico, appraisal will continue at Shenandoah, Tiber, Coronado and Gila during 2014. During the quarter, the nonoperated Deep Nansen wildcat and the nonoperated Coronado appraisal, which was testing the secondary Miocene objective, were deemed to be non-commercial. ConocoPhillips acquired a 30 percent working interest in approximately five million gross acres, offshore Nova Scotia, Canada. Appraisal programs are underway at Barossa and in the Browse Basin offshore Australia. As part of a four-well drilling program the first well was spud on Block 36 in Angola in June and drilling also commenced on a two-well program offshore Senegal.

Second-Quarter Review

Production from continuing operations, excluding Libya, for the second quarter of 2014 was 1,556 MBOED, an increase of 95 MBOED compared with the same period a year ago, reflecting 35 MBOED lower downtime in the second quarter of 2014 and 60 MBOED, or 4 percent, net organic growth. This increase was primarily due to new production from development programs and major projects, partially offset by normal field decline.

Adjusted earnings improved compared with second-quarter 2013 primarily due to higher realized prices and volumes, partially offset by higher depreciation and operating costs associated with new production, as well as higher corporate expenses. The company’s total realized price was $70.17 per barrel of oil equivalent (BOE), compared with $66.82 per BOE in the second quarter of 2013, reflecting higher average realized prices across all products.

For the quarter, ConocoPhillips generated $4.24 billion in cash from operations, excluding working capital. Cash provided by continuing operating activities was $3.56 billion, reflecting a $0.68 billion increase in working capital. The company funded $4.2 billion in capital expenditures and investments for continuing operations and paid dividends of $0.9 billion.

Six-Month Review

ConocoPhillips’ six-month 2014 earnings were $4.2 billion, or $3.38 per share, both flat compared with the same period in 2013. Six-month 2014 adjusted earnings were $4.3 billion, or $3.42 per share, compared with six-month 2013 adjusted earnings of $3.5 billion, or $2.83 per share.

Production from continuing operations, excluding Libya, for the first six months of 2014 was 1,543 MBOED, compared with 1,482 MBOED for the same period in 2013. Production increased due to new production from development programs and major projects, partially offset by normal field decline.

The company’s total realized price during this period was $70.68 per BOE, compared with $67.70 per BOE in the first six months of 2013. This reflected higher overall bitumen and natural gas prices, partially offset by lower crude prices.

In the first half of 2014, cash provided by continuing operating activities was $9.8 billion. Excluding a $0.1 billion increase in working capital and a $1.3 billion distribution from the company’s 50 percent owned FCCL business venture, ConocoPhillips generated $8.6 billion in cash from operations. Additionally, the company funded $8.1 billion in capital expenditures and investments for continuing operations, paid dividends of $1.7 billion, and repaid debt of $0.5 billion.

As of June 30, 2014, ConocoPhillips had $6.4 billion of cash and short-term investments, including $6.1 billion of cash and cash equivalents. The company ended the second quarter with debt of $21.2 billion and a debt-to-capital ratio of 28 percent.

Outlook

The company is on track to achieve 3 to 5 percent volume and margin growth in 2014. The third and fourth quarter 2014 production guidance for continuing operations, excluding Libya, is unchanged. Third-quarter 2014 production is expected to be 1,435 to 1,485 MBOED. This range reflects a high level of seasonal planned maintenance and turnaround activity. Fourth-quarter 2014 production is expected to be 1,590 to 1,640 MBOED, reflecting a strong anticipated exit rate at year-end. The company is raising the midpoint of its 2014 full-year production outlook for continuing operations, excluding Libya. Full-year production guidance is now approximately 1,525 to 1,550 MBOED.

In other guidance items, the company is providing a mid-year update. Previous guidance for depreciation of $8.5 billion, corporate expense of $0.95 billion and full-year capital of $16.7 billion remain unchanged. Exploration expense guidance of $1.5 billion is also unchanged and includes risked dry hole expense. Production and selling, general and administrative expense outlook is up modestly from prior guidance, and is expected to be in the range of $8.7 billion to $8.9 billion.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss its second-quarter results and provide an operational update. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor/earnings.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 27 countries, $58 billion in annualized revenue, $122 billion of total assets, and approximately 19,200 employees as of June 30, 2014. Production from continuing operations, excluding Libya, averaged 1,543 MBOED for the six months ended June 30, 2014, and proved reserves were 8.9 billion BOE as of Dec. 31, 2013. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods and with peer companies.

References in the release to earnings refer to net income attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	2Q		YTD
	2014	2013	2014	2013
Earnings	$2,081	2,050	4,204	4,189
Adjustments:
Net gain on asset sales	-	(47)	-	(326)
Impairments	109	-	109	-
Loss on capacity agreements	-	-	83	-
Tax loss carryforward realization	-	(22)	-	(1)
Qatar depreciation adjustment	-	-	28	-
Pending claims and settlements	(154)	(234)	(115)	(234)
Discontinued operations[1]	(33)	3	(53)	(126)
Adjusted earnings	$2,003	1,750	4,256	3,502
[1]Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$1.67	1.65	3.38	3.38

Adjusted earnings per share of common stock (dollars)	$1.61	1.41	3.42	2.83

CONTACT:
ConocoPhillips
Kris Sava, 281-293-1808 (media)
kris.sava@conocophillips.com
or
Sidney J. Bassett, 212-207-1996 (investors)
sid.bassett@conocophillips.com
or
Vladimir R. dela Cruz, 212-207-1996 (investors)
v.r.delacruz@conocophillips.com